Exhibit 11.2

Dingdong (Cayman) Limited

Statement of PolicIES

Governing Material, non-public Information and

The Prevention of InsideR Trading

This Statement of Policies Governing Material Non-Public Information and the Prevention of Insider Trading (this “Statement”) applies to all directors, officers, employees and consultants of Dingdong (Cayman) Limited and its subsidiaries and consolidated and affiliated entities (collectively, the “Company”).

This Statement consists of three sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; and Section III explains insider trading.

I.
SUMMARY

Preventing insider trading is necessary to comply with United States securities laws and to preserve the reputation and integrity of the Company, as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells any securities while in possession of inside information relating to the securities. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies set forth in this Statement (collectively, the “Policy”) to be a matter of utmost importance. Violation of the Policy could cause extreme reputational damage and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of the Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties, as well as civil liability to any person harmed by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator, not to mention the attorney’s fees of the persons harmed.

This Statement applies to all directors, officers, employees and consultants of the Company and extends to all of such persons’ activities within and outside their duties at the Company. Every director, officer, employee and consultant of the Company must review this Statement, and when requested by the Company, must execute and return the Certification of Compliance attached hereto to Ning Ma, the Senior Legal Counsel of the Company (the “Compliance Officer”) within seven (7) days after receiving the request. Questions regarding this Statement should be directed to the Compliance Officer by e-mail at maning@100.me.

II.
POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards, if applicable, that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below. The Policy does not apply to

Exhibit 11.2

the exercise of a tax withholding right pursuant to which you elect to have the Company withhold ordinary shares subject to an option or other award to satisfy tax withholding requirements.

A. No Trading – No director, officer, employee or consultant of the Company may purchase or sell any, ordinary shares or other securities of the Company or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (a “Trading Plan”) while in possession of material non-public information relating to the Company or its ordinary shares or other securities (the “Material Information”).

In the event that the Material Information possessed by you relates to the securities of the Company, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material Information by the Company, which forty-eight (48) hours shall include in all events at least one full Trading Day on the New York Stock Exchange following such public disclosure. The term “Trading Day” is defined as a day on which the New York Stock Exchange is open for trading. Except for public holidays in the United States, the New York Stock Exchange’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter into a Trading Plan, without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period” by the Company, regardless of whether such director, officer, employee or consultant possesses any Material Information.

Furthermore, all transactions in the securities of the Company (including without limitation, acquisitions and dispositions of ordinary shares, such as ordinary shares issued upon exercise of options or vesting of other share-based awards and the execution of a Trading Plan, but excluding the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards that does not involve the sale of securities) by directors, officers and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

Please see Section III below for an explanation of the Material Information.

B. Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter into a Trading Plan other than during a Trading Window.

A “Trading Window” is the period in any fiscal quarter of the Company commencing at the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the prior year or quarter, as applicable, and ending on December 31, March 31, June 30, or September 30, as the case may be.

In other words,

(1) beginning on January 1 of each year, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter

Exhibit 11.2

into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year, and

(2) beginning on April 1, July 1, and October 1 of each year, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal quarter ended on March 31, June 30, and September 30 of that year, respectively.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the New York Stock Exchange closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in any securities of the Company during the Trading Window is not a “safe harbor,” and all directors, officers, employees and consultants of the Company should strictly comply with the Policy.

When in doubt, do not trade! Check with the Compliance Officer first.

Notwithstanding the foregoing, sale of securities of the Company pursuant to an existing Trading Plan which was entered into in accordance with the Policy and in compliance with applicable law is not subject to the restrictions on trading in Sections II-A and II-B above.

C. Legal Compliance of Trading Plans – In addition to and notwithstanding the policies contained elsewhere in this Statement that apply to Trading Plans, all insiders of the Company must abide by all applicable U.S. securities laws and regulations when adopting, amending and terminating a Trading Plan.

D. No Tipping – No director, officer, employee or consultant of the Company may directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”).

E. Confidentiality – No director, officer, employee or consultant of the Company may communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

F. No Comment – No director, officer, employee or consultant of the Company may discuss any internal matters or developments of the Company with anyone outside the Company, except as required for the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, research analysts or others, or any requests for comments or interviews, you are required to decline comment and direct the inquiry or request to the Company’s IR department., who is responsible for coordinating and overseeing the release of information of the Company to the investing public, analysts and others in compliance with applicable laws and regulations.

G. Corrective Action – If you become aware that any potential Material Information has been or may have been inadvertently disclosed, you must notify the

Exhibit 11.2

Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

III.
EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that “insider trading” includes the following:

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trading by insiders while in possession of material non-public information;
•
trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
•
communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of material non-public information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the Policy.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

• dividends;

• corporate earnings or earnings forecasts;

• changes in financial condition or asset value;

• negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

Exhibit 11.2

• significant new contracts or the loss of a significant contract;

• significant new products or services;

• significant marketing plans or changes in such plans;

• capital investment plans or changes in such plans;

• material litigation, administrative action or governmental investigations or inquiries about the Company, any of its affiliated companies, or any of its officers or directors;

• significant borrowings or financings;

• defaults on borrowings;

• new equity or debt offerings;

• significant personnel changes;

• changes in accounting methods and write-offs; and

• any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, PR Newswire or United Press International. Circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty-eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

“Insiders” include directors, officers, employees and consultants of a company and anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material non-public information relating to the company’s securities. All directors, officers, employees and consultants of the Company are considered insiders with respect to material non-public information about business, activities and securities of the Company. The directors, officers, employees and consultants of the Company may not trade the Company’s securities while in possession of material non-public information relating to the Company or tip (or communicate except on a need-to-know basis) such information to others.

Exhibit 11.2

It should be noted that trading by household members of a director, officer, employee or consultant can be the responsibility of such director, officer, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material non-public information tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the material non-public information along to others who trade on such information. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers. The United States Securities and Exchange Commission and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

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administrative sanctions;
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sanctions by self-regulatory organizations in the securities industry;
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civil injunctions;
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damage awards to private plaintiffs;
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disgorgement of profits gained by the violator;
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civil fines for the violator of up to three times the amount of profit gained or loss avoided by the violator;
•
civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$2,500,000 or three times the amount of profit gained or loss avoided by the violator;
•
criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and
•
jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws. Other U.S. federal and state civil or criminal laws, such as the laws prohibiting

Exhibit 11.2

mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

Material Non-public Information Regarding Other Companies

This Policy and the guidelines described herein also apply to material non-public information relating to other companies, including the Company’s customers, vendors and suppliers (“Business Partners”), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, the Company. Civil and criminal penalties, and discipline, including termination of employment for cause, may result from trading on material non-public information regarding the Company’s Business Partners. Each individual should treat material non-public information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

IV.

RULE 10B5-1 TRADING PLANS

Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. A person subject to this Statement can rely on this defense and trade in the securities of the Company, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written Trading Plan that was entered into in good faith when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1.

Anyone subject to this Statement who wishes to enter into a Trading Plan must submit the Trading Plan to the legal department for its approval at least ten business days prior to the planned entry into the Trading Plan. Trading Plans may not be adopted by a person when he or she is in possession of material non-public information about the Company.

Once a Trading Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. You may amend or replace a Trading Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Trading Plan to the legal department for approval prior to adoption. You must provide notice to the legal department prior to terminating a Trading Plan. You should understand that frequent modifications or terminations of a Trading Plan may call into question your good faith in entering into the Trading Plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).

Exhibit 11.2

CERTIFICATION OF COMPLIANCE

TO: Compliance Officer

RE: STATEMENT OF POLICIES OF DINGDONG (CAYMAN) LIMITED GOVERNING MATERIAL NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING

I have received and reviewed and understand the policies set forth in the above-referenced Statement of Policies (such policies, as amended from time to time, the “Policy”) and hereby undertake, as a condition to my present and continued employment at or association with Dingdong (Cayman) Limited (the “Company”) or any of its subsidiaries or affiliated entities, to comply fully with the Policy.

I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with the Company or any of its subsidiaries or affiliated entities.

I hereby undertake to adhere to the Policy in the future.

Signature: __________________________

Name: _____________________________

Passport/ID Card Number: _____________________________

Title: _______________________________________

Date: _______________________________________